Exhibit 99.1

Press Release dated July 10, 2003

Republic Bancorp, Inc.’s Second Quarter Earnings Soar 45%

July 10, 2003

Contact: Kevin Sipes

Executive Vice President & CFO

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, concluded another successful quarter growing net income 45% over the second quarter of 2002.  “We are excited about achieving record second quarter earnings, especially during this period of economic uncertainty.  Several business lines produced strong results during the quarter and our asset quality continued to compare favorably with the industry as non-performing loans remained low,” commented Steve Trager, President and CEO of Republic.

Net income for the second quarter of 2003 totaled $7.3 million compared to $5.0 million during the same period in 2002, while assets remained steady at $1.8 billion.  Diluted earnings per Class A Common Shares increased 45% over the second quarter of 2002 to $0.42.  Return on average assets (ROA) and return on average equity (ROE) were 1.58% and 17.57% for the quarter, compared to 1.25% and 14.19% during the second quarter of 2002. The Company’s ratio of delinquent loans to total loans was 0.96%, while the ratio of non-performing loans to total loans was 0.80% at the end of the second quarter of 2003.

Net interest income increased 31% during the second quarter of 2003, compared to the same period in 2002, primarily due to an increase in loans outstanding.  Steve Trager further commented, “Loan growth continued at a healthy pace during the second quarter of 2003 – quite an accomplishment in the age of vast refinancing.  This increase was funded by growth in our lower cost deposit base and ever cheaper term Federal Home Loan Bank advances.  We believe our balance sheet remains well positioned, harmonizing increased shareholder value with interest rate risk, to provide a solid foundation for continued success in 2003.”

Non-interest income activities continued to support the Company’s strong operating results in the second quarter of 2003.  Solid growth from non-interest income sources, bolstered by a strong mortgage banking function and the successful completion of the 2003 tax season at Refunds Now®, were leading contributors to the Company’s success during the second quarter of 2003.  Non-interest income increased $4.6 million during the quarter compared to the second quarter of 2002.  This was largely attributable to the sale of over $270 million in fixed-rate secondary market loans during the period which contributed $4.7 million in gains on sale of loans. Executive Vice President and Chief Lending Officer of Republic Bank & Trust Company, David Vest commented, “We believe our success is due to many factors, but in particular we are proud of our $999 closing cost product, which is well known in our markets.  This brand recognition has been, and will continue to be, an important asset of Republic.” The growing deposit transaction account base is a focus of Republic’s effort to increase lower-cost deposits and has also contributed to a 36% increase in deposit fee income during the second quarter of 2003 compared to the same period in 2002.

From a technology standpoint, many new and existing Republic clients are electing to receive their bank statements electronically – reducing the cost of providing monthly paper statements. As was experienced in the first quarter of 2003, the ‘Cash Management’ line of business continued to attract new client relationships during the second quarter through promotion of the ‘Premier First’ money market and ‘Free Business Checking’ products. The business on-line banking, lock-box services, and the ‘$999’ commercial real estate loan product continue to be focuses for growth as they compete favorably within Republic’s markets.  Republic also believes its ‘live person’ call center, one of the differentiating factors compared to its large out of state competitors, has assisted by not only providing quality customer service but also by expanding current client relationships.

“We are also proud to be publicly recognized for our outstanding performance and tireless dedication.  During the second quarter of 2003, we were recognized by a leading Louisville publication, Business First, as the top mortgage lending producer in the metropolitan Louisville area during 2002.  Further, receipt of the Southern Ohio and Kentucky Ernst & Young Services Entrepreneur of the Year Award in June 2003 is representative of the entrepreneurial spirit of every associate at Republic.  This acknowledgement is one result of our unwavering adherence to improving the bottom-line and our commitment to creating an environment where our associates can realize their potential and excel in serving our clients,” stated Steve Trager.

Steve Trager continued by saying, “We are excited about our accomplishments during the first six months of 2003 but remain steadfast in focusing on profitability and growth during the remainder of the year.  During the second quarter of this year, Republic Bank & Trust Company opened its 27th and 28th banking centers in Louisville in the Jeffersontown community and at Jewish Hospital, bringing the total of new banking centers opened during 2003 to three.  Republic has plans for at least six more banking centers by the end of the year.  The dramatic expansion of our footprint provides more opportunities for us to serve a growing customer base.  With this exciting growth, we will never lose sight of the hard work and dedication to customer service that got us where we are today.”

Neighborhood Banking.  Republic Bancorp, Inc., has 28 banking centers, and is the parent company of: Republic Bank & Trust Company with 26 banking centers in 7 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Lexington, Louisville, Owensboro, and Shelbyville, with three additional banking centers in Louisville and one banking center in Lexington under construction; Republic Bank & Trust Company of Indiana with 2 banking centers in Clarksville and New Albany, Indiana; and Refunds Now, a nationwide tax refund loan and check provider.  Republic Bank offers internet banking at www.republicbank.com. Republic Bank was the recipient of the 2002 Community Partnership Award from the Federal Home Loan Bank of Cincinnati. Republic Bancorp, Inc. has $1.8 billion in assets and $1 billion in trust assets under custody and management. Republic Bancorp, Inc, headquartered in Louisville, KY, is traded on the NASDAQ (RBCAA).

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2002 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

(in thousands, except per share data)

Statement of Financial Condition

	June 30, 2003	December 31, 2002	June 30, 2002
Assets
Cash and cash equivalents	$62,359	$39,853	$46,475
Securities available for sale	214,875	203,047	284,896
Securities held to maturity	68,019	85,412	53,707
Mortgage loans held for sale	32,555	65,695	16,357
Loans	1,416,459	1,310,063	1,164,338
Allowance for loan losses	(12,362)	(10,148)	(9,165)
FHLB stock	18,768	18,324	17,897
Other assets	47,940	40,460	34,769
Total Assets	$1,848,613	$1,752,706	$1,609,274

Liabilities and Equity
Non-interest bearing deposits	$212,122	$175,460	$152,354
Interest bearing deposits	938,316	864,730	822,982
Total deposits	1,150,438	1,040,190	975,336

Repurchase agreements and other short-term borrowings	148,290	224,929	166,695
Other borrowed funds	361,688	319,299	308,206
Other liabilities	20,401	17,492	16,151
Total liabilities	1,680,817	1,601,910	1,466,388

Stockholders’ equity	167,796	150,796	142,886
Total Liabilities and Equity	$1,848,613	$1,752,706	$1,609,274

Average Balances

	Second quarter Ended June 30,		Six months Ended June 30,
	2003	2002	2003	2002

Assets
Fed funds sold and other	$16,055	$56,389	$27,882	$65,339
Investments, including FHLB Stock	307,810	323,441	311,827	304,666
Loans, including loans held for sale	1,439,848	1,168,235	1,419,568	1,185,865
Total earning assets	1,763,713	1,548,065	1,759,277	1,555,870
Total assets	1,839,778	1,604,020	1,832,486	1,612,019

Liabilities and Equity
Non-interest bearing deposits	$181,602	$141,507	$194,175	$150,722
Interest bearing deposits	951,315	792,393	942,955	771,247
Repurchase agreements and other short-term borrowings	164,703	226,319	181,455	249,556
FHLB borrowings	345,068	283,039	325,233	286,090
Total interest bearing liabilities	1,461,086	1,301,751	1,449,643	1,306,893
Stockholders’ equity	165,420	141,125	162,821	135,862

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Income Statement Data
Total interest income (1)	$28,399	$25,627	$61,129	$54,956
Total interest expense	8,814	10,662	17,766	21,381
Net interest income	19,585	14,965	43,363	33,575

Provision for loan losses	1,854	(1,473)	6,195	1,224

Service charges on deposit accounts	2,726	2,011	5,046	3,828
Electronic refund check fees	693	348	3,862	3,141
Title insurance commissions	666	406	1,339	891
Net gain on sale of loans	4,682	942	10,111	2,888
Other	220	632	363	1,199
Total non-interest income	8,987	4,339	20,721	11,947

Salaries and employee benefits	7,979	7,284	16,316	14,789
Occupancy and equipment	2,976	2,371	5,802	4,659
Communication and transportation	570	601	1,430	1,237
Marketing and development	739	667	1,588	1,241
Bankshares tax	480	436	976	854
Supplies	326	243	732	508
Other	2,389	1,406	4,448	3,030
Total non-interest expense	15,459	13,008	31,292	26,318

Net income before taxes	11,259	7,769	26,597	17,980
Income taxes	3,992	2,762	9,379	6,314
Net income	$7,267	$5,007	$17,218	$11,666

Per Share Data
Basic average shares outstanding	16,947	16,764	16,902	16,448
Diluted average shares outstanding	17,312	17,035	17,193	17,115
Book value per share (2)	$9.73	$8.40	$9.73	$8.40
Basic earnings per share Class A common	0.43	0.30	1.02	0.71
Basic earnings per share Class B common	0.42	0.29	1.01	0.70
Diluted earnings per share Class A common	0.42	0.29	1.00	0.69
Diluted earnings per share Class B common	0.41	0.29	0.99	0.68

Cash dividends declared per share
Class A common	0.066	0.055	0.121	0.099
Class B common	0.060	0.050	0.110	0.090

(1)           The amount of fees on loans in total interest income was approximately $3,081 and $601 for the quarters ended June 30, 2003 and 2002, and $10,645 and $4,498 for six months ended June 30, 2003 and 2002.

(2)           Equals total stockholders’ equity, exclusive of accumulated other comprehensive income, divided by total Class A and Class B common shares outstanding.

	Second quarter Ended June 30,		Six months Ended June 30,
	2003	2002	2003	2002
Performance ratios
Return on average assets (ROA)	1.58%	1.25%	1.88%	1.45%
Return on average stockholders’ equity (ROE)	17.57	14.19	21.15	17.17
Yield on average earning assets	6.44	6.63	6.95	7.06
Cost of interest bearing liabilities	2.41	3.28	2.45	3.27
Net interest spread	4.03	3.35	4.50	3.79
Net interest margin	4.44	3.87	4.93	4.32
Efficiency ratio (3)	54	67	49	58

Asset quality ratios
Loans on non-accrual status			9,641	7,447
Loans past due 90 days or more			1,187	2,368
Total non-performing loans			10,828	9,815
Other real estate owned			443	482
Total non-performing assets			11,271	10,297
Non-performing loans to total loans			0.76%	0.84%
Non-performing assets to total loans			0.80	0.88
Net loan charge-offs to average loans			0.52	0.11
Allowance for loan losses to total loans			0.89	0.79
Allowance for loan losses to non-performing loans			117	93
Delinquent loans to total loans (4)			0.96	1.18

Other key data

End-of-period full-time equivalent employees			616	545
Number of bank offices			28	23

(3)           Equals non-interest expense divided by the sum of net interest income and non-interest income.

(4)           Equals total loans over 30 days past due divided by total loans, excluding mortgage loans held for sale.